Exhibit 99

                                                                         NR96-21
                                  NEWS RELEASE

MEDIA CONTACT:    Katherine K. Putnam
                  713/507-3936
ANALYST CONTACT:  R. Dean Ayers
                  713/507-6852

                  NGC SECOND QUARTER NET INCOME AND EPS TRIPLE

         HOUSTON (July 26, 1996) -- NGC Corporation reported net income for the second quarter of $13.8 million, or $0.12 per share, compared with $4.9 million, or $0.04 per share, for the second quarter of 1995. Last year's results include an after-tax charge of $1.1 million, or $0.01 per share, related to damage to a gas processing plant. Excluding the charge, NGC recorded $6.0 million, or $0.05 per share, in net income in last year's second quarter.

         Net income for the first six months was $44.2 million, or $0.37 per share, almost triple the $15.5 million, or $0.14 per share, for the first six months of 1995. Last year's results exclude a $45.7 million deferred tax benefit recorded in the first quarter, related to the acquisition of Trident NGL, Inc., and the $1.1 million charge mentioned above recorded in the second quarter. Including the benefit and charge, reported net income for the first half was $60.1 million, or $0.54 per share, last year.

         NGC Chairman and CEO Chuck Watson said, "Both the gas/electric and liquids segments performed well in the second quarter and benefited from higher gas marketing sales margins and improved results in natural gas liquids and crude oil. Overall, we delivered substantially improved results this quarter, and net income for the first half is well ahead of reported results for last year's first half."

                                     -more-

         Commenting on NGC's pending merger with Chevron's midstream businesses, Watson said, "NGC's merger with the natural gas and gas liquids marketing businesses of Chevron is on target, and we continue to seek Federal Trade Commission and Securities and Exchange Commission approvals, which we expect to have in time to close in September."

         NGC's second-quarter consolidated operating margin totaled $52.0 million, compared with $43.4 million for the 1995 second quarter. The improvement reflects better unit margins in the gas marketing segment as well as higher crude oil and natural gas liquids (NGL) sales volumes and margins.

         Operating margin for the first half of 1996 was $142.1 million, almost double the $74.9 million reported for the same period in 1995. The improved results are primarily attributable to the acquisition of Trident, improved results in the NGL and crude oil marketing business and higher unit margins in the gas marketing segment.

         At the business segments, the gas and electric marketing businesses reported a second-quarter operating margin of $8.3 million, virtually double the $4.3 million reported for the second quarter last year, due to higher gas margins. Total natural gas volumes sold in the United States, Canada and the United Kingdom increased to 6.0 billion cubic feet per day (Bcf/d) from 5.3 Bcf/d for last year's second quarter.

         U.S. gas sales volumes were virtually flat from quarter to quarter, averaging 3.1 Bcf/d compared with 3.2 Bcf/d last year. Gas marketing sales margins in the second quarter, which reflected the decreased demand typical for the spring months, doubled those of last year's second quarter. Last year's second-quarter gas sales margins, however, were unusually low as a result of reduced market volatility and lower demand.

         Electric Clearinghouse, Inc. (ECI), NGC's power marketer, sold 2.1 million megawatt hours during the quarter compared with 0.7 megawatt hours for the same quarter of 1995. Growth continues in that business with peak-day sales in July exceeding 2,500 megawatts per hour.

                                     -more-

         The liquids segment recorded a 12 percent increase this quarter with an operating margin of $43.7 million, compared with $39.1 million for the second quarter of 1995. Key factors behind the improvement are increased sales volumes and margins in the NGL and crude oil marketing businesses, which is a result of growth in those businesses as well as volumes added through acquisitions. The improvement was somewhat offset by slightly lower results in gas processing and fractionation.

         The lower results reported in the gas processing segment reflect a strong improvement from quarter to quarter at the field plants that was offset by a decrease at the straddle plants. Higher product prices pushed field plant processing margins up, while unfavorable economics reduced volumes at the straddle plants. However, the overall gas processing business does show a slight increase in this second quarter when hedging activities, which are actually reported in the NGL marketing business, are taken into account.

         Liquids volumes increased 23 percent this quarter to 148.3 thousand barrels per day (Bbls/d) from 120.4 thousand Bbls/d in the second quarter last year. Crude oil volumes increased dramatically, more than doubling from 43.3 thousand Bbls/d to 103.5 thousand Bbls/d.

         Consolidated operating income for the second quarter was $18.7 million, compared with last year's $13.1 million, a 43 percent increase which reflects the higher operating margin that was offset by slightly higher general and administrative costs and depreciation related to recent acquisitions.

                                     -more-

         In the international gas business, NGC's U.K. affiliate, Accord Energy Limited, and Novagas Clearinghouse Ltd. (NCL), NGC's Canadian affiliate, contributed $7.2 million in the second quarter, compared with $3.9 million in the second quarter a year ago. Combined, the companies averaged 3.3 Bcf/d of gas sales during the quarter, compared with 2.1 Bcf/d during the second quarter of 1995. NCL and Accord were formed in 1994, and NGC owns an approximate 50 percent interest in and manages each affiliate.

         NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energy-product-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.

                                       ###

                                 NGC CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXPECT PER SHARE AMOUNTS)


                                                       THREE MONTHS ENDED                        SIX MONTHS ENDED
                                                             JUNE 30                                  JUNE 30
                                              -------------------------------------- -- ------------------------------------
                                                    1996                 1995                1996                 1995
                                              ----------------- -- ----------------- -- ---------------- -- -----------------
Operating Revenues                            $    1,163,151       $     841,028        $    2,810,274      $    1,643,972
Cost of Sales                                      1,111,156             797,629             2,668,197           1,569,087
                                              -----------------    -----------------    ----------------    -----------------
OPERATING MARGIN                                      51,995              43,399               142,077              74,885
Depreciation                                          14,935              12,951                29,105              18,577
General and Administrative Expenses                   18,337              17,384                40,613              31,855
                                              -----------------    -----------------    ----------------    -----------------
OPERATING INCOME                                      18,723              13,064                72,359              24,453

Interest Expense                                      (9,125)             (9,035)              (19,778)             (12,767)
Equity in Earnings of Unconsolidated
Affiliates                                             8,148               4,305                12,658               9,163
Other Income and (Deductions), Net                      (522)               (422)               (1,394)            (1,190)
                                              -----------------    -----------------    ----------------    -----------------

INCOME BEFORE INCOME TAXES                            17,224               7,912                63,845              19,659

Provision for Income Taxes                             3,386               1,902                19,679              4,1112
                                              -----------------    -----------------    ----------------    -----------------


NET INCOME                                    $       13,838       $      6,0101        $       44,166      $    15,5481,2
                                              =================    =================    ================    =================


Earnings Per Share of Common Stock and
Common Stock Equivalents Outstanding                   $0.12              $0.051                $0.37             $0.141,2
                                              =================    =================    ================    =================

Average Shares of Common Stock and
Equivalents Outstanding                              120,050              117,477              119,355             111,158
                                              =================    =================    ================    =================

1. Excludes a $1.1 million, or $.0.01 charge related to damage to a gas processing plant.

2. Excludes a deferred tax benefit of $45.7 million or $0.41 per share, recognized as a result of a merger with Trident NGL, Inc.

                                 NGC CORPORATION
                      UNAUDITED OPERATING MARGIN BY SEGMENT
                                 (IN THOUSANDS)

                                                      THREE MONTHS ENDED                        SIX MONTHS ENDED
                                                           JUNE 30                                   JUNE 30
                                             ------------------------------------- -- --------------------------------------
                                                   1996                1995                 1996                  1995
                                             ----------------- -- ---------------- --- ---------------- --- -----------------
Natural Gas and
Electric Power Marketing                     $      8,306         $      4,337         $     54,422         $     19,490
                                             -----------------    ----------------     ----------------     -----------------
Natural Gas Liquids, Crude Oil and
Gas Transmission Segment:
         Natural Gas Processing                    22,966               24,442               44,933               33,878
         Fractionation                              3,787                4,506                5,859                6,567
         Natural Gas Liquids and
         Crude Oil Marketing                       12,271                5,125               26,709                7,799
         Natural Gas Gathering and
Transmission and Other                              4,665                4,989               10,154                7,151
                                             -----------------    ----------------     ----------------     -----------------
                                                   43,689               39,062               87,655               55,395
                                             -----------------    ----------------     ----------------     -----------------
TOTAL OPERATING MARGIN                       $     51,995         $     43,399         $    142,077         $     74,885
                                             =================    ================     ================     =================

                                 NGC CORPORATION
                             VOLUMETRIC INFORMATION

                                                      THREE MONTHS ENDED                        SIX MONTHS ENDED
                                                           JUNE 30                                  JUNE 30
                                             ------------------------------------- -- -------------------------------------
                                                   1996                1995                 1996                 1995
                                             ----------------- -- ---------------- --- ---------------- -- -----------------
Natural Gas Sales (Bcf/d):
         U.S.1                                        3.1                  3.2                  3.5                 3.4
         Canada2                                      2.9                  1.8                  2.9                 1.5
         U.K.3                                         .4                   .3                   .6                  .3
                                             =================    ================     ================    =================
Total Daily Gas Sales                                 6.0                  5.3                  7.0                 5.2
                                             =================    ================     ================    =================
Electric Power Marketing:
   Megawatts per hour                                 975                  297                1,043                 206
Natural Gas Liquids Processed:
   Thousand Bbls/d
      Gross                                          78.1                 87.3                 70.5                65.3
      Net                                            61.4                 68.9                 54.8                50.3
Natural Gas Liquids Sold:
   Thousand Bbls/d                                  148.3                120.4                153.1                94.0
Fractionation Volumes:
   Thousand Bbls/d                                  116.5                113.7                110.6                78.0
Crude Oil Volumes:
   Thousand Bbls/d                                  103.5                 43.3                102.8                44.9

1. Includes 0.01 Bcf/d in inter-company gas sales for the 1996 and 1995 quarters, respectively.

2.   Represents volumes marketed through NGC's Canadian affiliate, NCL.

3.   Represents volumes marketed through NGC's U.K. affiliate, Accord.